                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __)

Filed by the Registrant                     / /

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/ / Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        THE SALOMON BROTHERS FUND INC.
   ------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ / No fee required

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                         THE SALOMON BROTHERS FUND INC

                 7 WORLD TRADE CENTER, NEW YORK, NEW YORK 10048

                                                                  March 12, 1997

Dear Stockholder:

      We are pleased to enclose the proxy statement and notice for the Annual Meeting of Stockholders (the 'Meeting') of The Salomon Brothers Fund Inc (the 'Fund') to be held on April 29, 1997. Stockholders who cannot attend this meeting are strongly encouraged to vote by mail.

     At the Meeting, stockholders will be asked to consider the election of directors, a proposed amendment to the Fund's Investment Management Agreement, changes to the Articles of Incorporation and the selection of Independent Accountants. After carefully considering the proposals, the Fund's Board of Directors unanimously believes that the proposals are in the best interests of the Fund and its stockholders. We urge you to vote in favor of each proposal. No changes are being proposed to the way the Fund is managed, advised or operated.

     The Fund has retained Shareholder Communications Corporation, a proxy solicitation firm, to assist stockholders in the voting process. As the date of the Meeting approaches, if we have not yet received your proxy card, you may receive a telephone call from Shareholder Communications Corporation encouraging you to exercise your right to vote.

     I urge you to review the enclosed materials for all the details on the proposals described above. It is very important that you complete and return the enclosed proxy card. Your prompt response will help save the Fund the expense of additional solicitation mailings and telephone calls.

     If you have any questions, please call the Shareholder Communications Corporation at 1-800-733-8481, ext. 445. We appreciate your participation.

                                         Sincerely,
                                         Michael S. Hyland
                                         Chairman and President

                         THE SALOMON BROTHERS FUND INC

                 7 WORLD TRADE CENTER NEW YORK, NEW YORK 10048

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                                                  March 12, 1997

To the Stockholders:

     The Annual Meeting of Stockholders of The Salomon Brothers Fund Inc (the 'Fund') will be held at 7 World Trade Center, 2nd Floor Auditorium, New York, New York, on Tuesday, April 29, 1997, at 1:00 p.m., for the purposes of considering and voting upon the following:

          1. The election of directors (Proposal 1);

          2. Approval of an Amendment to the Investment Management Agreement to Increase the Base Fee Component of the Management Fee (Proposal 2);

          3. Approval of Amended and Restated Articles of Incorporation (Proposal 3);

          4. The ratification of the selection of Price Waterhouse LLP as the independent accountants of the Fund for the fiscal year ending December 31, 1997 (Proposal 4); and

          5. Any other business that may properly come before the meeting.

     The close of business on February 26, 1997 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

                                         By Order of the Board of Directors,
                                         Jennifer G. Muzzey
                                         Corporate Secretary

        TO AVOID UNNECESSARY EXPENSE OF FURTHER SOLICITATION, WE URGE YOU TO INDICATE VOTING INSTRUCTIONS ON THE ENCLOSED PROXY, DATE AND SIGN IT AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED, NO MATTER HOW LARGE OR HOW SMALL YOUR HOLDINGS MAY BE.

                      INSTRUCTIONS FOR SIGNING PROXY CARDS

     The following general rules for signing proxy cards may be of assistance to you and avoid the time and expense to the Fund involved in validating your vote if you fail to sign your proxy card properly.

     1. Individual Accounts: Sign your name exactly as it appears in the registration on the proxy card.

     2. Joint Accounts: Either party may sign, but the name of the party signing should conform exactly to a name shown in the registration.

     3. All Other Accounts: The capacity of the individual signing the proxy card should be indicated unless it is reflected in the form of registration. For example:

                     REGISTRATION                                  VALID SIGNATURE
                     ------------                                  ---------------
CORPORATE ACCOUNTS
------------------
(1) ABC Corp..........................................    ABC Corp.
(2) ABC Corp..........................................    John Doe, Treasurer
(3) ABC Corp.  .......................................    John Doe
                                                          c/o John Doe, Treasurer
(4) ABC Corp. Profit Sharing Plan.....................    John Doe, Trustee


TRUST ACCOUNTS
--------------
(1) ABC Trust.........................................    Jane B. Doe, Trustee
(2) Jane B. Doe, Trustee .............................    Jane B. Doe
                                                          u/t/d 12/28/78

CUSTODIAL OR ESTATE ACCOUNTS
----------------------------
(1) John B. Smith, Cust.  ............................    John B. Smith
                                                          f/b/o John B. Smith, Jr. UGMA
(2) John B. Smith.....................................    John B. Smith, Jr., Executor

                         THE SALOMON BROTHERS FUND INC

                 7 WORLD TRADE CENTER NEW YORK, NEW YORK 10048

                            ------------------------

                                PROXY STATEMENT

     This proxy statement is furnished in connection with a solicitation by the Board of Directors of The Salomon Brothers Fund Inc (the 'Fund') of proxies to be used at the Annual Meeting of Stockholders of the Fund to be held at 7 World Trade Center, 2nd Floor, New York, New York, on Tuesday, April 29, 1997 at 1:00 p.m. (and at any adjournment or adjournments thereof) for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the 'Meeting'). This proxy statement and the accompanying form of proxy are first being mailed to stockholders on or about March 12, 1997. Stockholders who execute proxies retain the right to revoke them in person at the Annual Meeting or by written notice received by the Corporate Secretary of the Fund at any time before they are voted. Unrevoked proxies will be voted in accordance with the specifications thereon and, unless specified to the contrary, will be voted FOR the election of directors and FOR proposals 2, 3 and 4. The close of business on February 26, 1997 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting. Each stockholder is entitled to one vote for each full share and an appropriate fraction of a vote for each fractional share held. As of February 26, 1997, there were 83,477,470 shares of Common Stock outstanding.

     In accordance with the Fund's By-Laws, a quorum is constituted by the presence in person or by proxy of the holders of record of a majority of the outstanding shares of the Fund's Common Stock entitled to vote at the Meeting. In the event that a quorum is not present at the Meeting, or in the event that a quorum is present but sufficient votes to approve any of the proposals are not received, the persons named as proxies may propose one or more adjournments of the Meeting to a date not more than 120 days after the original record date to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of those shares represented at the Meeting in person or by proxy. The persons named as proxies will vote those proxies which they are entitled to vote FOR or AGAINST any such proposal in their discretion. A stockholder vote may be taken on one or more of the proposals in this proxy statement prior to any such adjournment if sufficient votes have been received for approval. Abstentions and Broker Non-Votes (reflected by signed but unvoted proxies), as defined below, do not count as votes cast with respect to any proposal. With respect to a proposal requiring the affirmative vote of a majority of the outstanding shares of Capital Stock, the effect of abstentions and Broker Non-Votes is the same as a vote against such proposal. 'Broker Non-Votes' are shares held in the name of a broker or nominee for which an executed proxy is received by the Fund, but are not voted on the proposal because voting instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power.

     Salomon Brothers Asset Management Inc ('SBAM'), whose principal business address is 7 World Trade Center, New York, New York 10048, is the Fund's investment adviser and administrator.

                       PROPOSAL 1: ELECTION OF DIRECTORS

     At the meeting ten directors are to be elected to hold office until the next Annual Meeting and until their successors are elected and qualified. Unless authority is withheld, it is the intention of the persons named in the proxy to vote the proxy FOR the election of the nominees named below. Each nominee has indicated that he will serve if elected, but if any nominee should be unable to serve, the proxy will be voted for any other person determined by the persons named in the proxy in accordance with their judgment. Each nominee has previously been elected a director by stockholders of the Fund.

          The following table provides information concerning each nominee for election as a director:

                                                                                                         COMMON STOCK
                                                                                                         BENEFICIALLY
                                                                                                        OWNED, DIRECTLY
                                                                                                       OR INDIRECTLY, ON
                                                                                                       DECEMBER 31, 1996
                       NOMINEES AND PRINCIPAL OCCUPATIONS                           DIRECTOR           -----------------
                           DURING THE PAST FIVE YEARS                                SINCE      AGE        SHARES(A)
---------------------------------------------------------------------------------   --------    ---    -----------------
Charles F. Barber, Member of Audit Committee; Consultant; formerly Chairman of        1982      80           10,335
     the Board, ASARCO Incorporated.

Andrew L. Breech, Member of the Proxy Committee; President, Dealer Operating          1991      44            2,814
     Control Service, Inc.

Thomas W. Brock*, Managing Director, Chairman and Chief Executive Officer,            1995      49           57,990
     Salomon Brothers Asset Management Inc; Managing Director and Member of the
     Management Board of Salomon Brothers Inc; Director, SBAM Limited; Director,
     Chairman and Chief Executive Officer, SBAM Asia Pacific Limited and
     Director, SBAM Japan Limited.

Carol L. Colman, Member of Audit Committee; President, Colman Consulting Co.,         1992      51            3,862
     Inc.

William R. Dill, Member of Nominating Committee; President, Boston Architectural      1985      66            2,048
     Center; formerly, President, Anna Maria College; Consultant.

Michael S. Hyland*, Chairman and President; President and Managing Director,          1992      51            1,681
     Salomon Brothers Asset Management Inc and Managing Director, Salomon
     Brothers Inc; Chairman, SBAM Limited; Director, SBAM Japan Limited and
     Chairman, SBAM Ireland Limited.


Clifford M. Kirtland, Jr., Member of the Proxy Committee; Member of Advisory          1987      73              969
     Committee, Noro-Moseley Partners; formerly, Director, Oxford Industries,
     Inc., Shaw Industries, Inc. and Graphic Industries, Inc.; formerly, Chairman and President, Cox Communications.

Robert W. Lawless, Member of the Proxy Committee; President and Chief Executive       1991      60            1,800
     Officer, University of Tulsa; formerly, President and Chief Executive
     Officer, Texas Tech University and Texas Tech University Health Sciences
     Center.

Louis P. Mattis, Member of Nominating Committee; Consultant; formerly Chairman        1991      55            1,180
     and President Sterling Winthrop, Inc.; formerly, Executive Vice President of
     Richardson-Vicks, Inc.

Thomas F. Schlafly, Member of Audit and Nominating Committees; Of Counsel to          1986      48            3,000
     Peper, Martin, Jensen, Maichel & Hetlage (attorneys); President, The Saint
     Louis Brewery, Inc.

                                                        (Footnotes on next page)

(Footnotes from previous page)

------------------

     * 'Interested person,' as defined in the Investment Company Act of 1940, as amended (the '1940 Act').

     (A) The holdings of no nominee represented more than 1% of the outstanding shares of the Fund's Common Stock as of December 31, 1996. Each nominee has sole voting and investment power with respect to the listed shares.

RESPONSIBILITIES OF THE BOARD OF DIRECTORS

     The Board of Directors is responsible for ensuring that the Fund is managed in the best interests of its stockholders. The Directors oversee the Fund's business by, among other things, meeting with the Fund's management and evaluating the performance of the Fund's service providers including SBAM, the custodian, the transfer agent and the accounting agent. As part of this process, the Directors consult with the Fund's independent auditors and with their own separate independent counsel.

     The Board of Directors has four regularly scheduled meetings each year and additional meetings are scheduled as needed. In addition, the Board has an audit committee, proxy committee and nominating committee, which meet periodically during the year and whose responsibilities are described below.

     The Directors regularly review the Fund's financial statements, performance and market price as well as the quality of the services being provided to the

Fund. As part of this process, the Directors review the Fund's fees and expenses to determine if they are reasonable and competitive in light of the services being received and while also ensuring that the Fund continues to have access to high quality services in the future. Based on these reviews, the Directors periodically make suggestions to the Fund's management and monitor to ensure that responsive action is taken. The Directors also monitor potential conflicts of interest among the Fund, SBAM and its affiliates and other funds and clients managed by SBAM to ensure that the Fund is managed in a manner which is in the best interests of the Fund's stockholders.

     Each of the directors serves as a director of certain other U.S.-registered investment companies, as described below. Messrs. Hyland and Barber serve as directors for thirteen other investment companies advised by SBAM. Mr. Barber also serves as a director for two investment companies advised by Advantage Advisers, Inc. Mr. Brock serves as a director for five other investment companies advised by SBAM. Messrs. Breech, Dill, Kirtland, Lawless, Mattis and Schlafly serve as directors of two other investment companies advised by SBAM. Ms. Colman serves as a director of four other investment companies advised by SBAM.

     At December 31, 1996, directors and officers of the Fund as a group owned beneficially less than 1% of the outstanding shares of the Fund's Common Stock. To the knowledge of management, no person owned of record or owned beneficially more than 5% of the Fund's shares of Common Stock outstanding at that date, except that Cede & Co., a nominee for participants in Depository Trust Company, held of record 52,004,342 shares, equal to approximately 62% of the outstanding shares of the Fund.

     The Fund's executive officers are chosen each year at the first meeting of the Board of Directors of the Fund following the Annual Meeting of Stockholders, to hold office until the meeting of the Board following the next Annual Meeting of Stockholders and until their successors are chosen and qualified. In addition to Mr. Hyland, the current executive officers of the Fund are:

                                                                                                COMMON STOCK
                                                                                            BENEFICIALLY OWNED,
                                                                       OFFICER           DIRECTLY OR INDIRECTLY, ON
              NAME                              OFFICE                  SINCE     AGE       DECEMBER 31, 1996(A)
---------------------------------  ---------------------------------   -------    ---    --------------------------
Richard E. Dahlberg                Executive Vice President              1995     58                  2,000

Allan R. White, III                Executive Vice President              1992     37                  4,110

Lawrence H. Kaplan                 Executive Vice President              1995     40                      0
                                   and General Counsel


Martin L. Roberts                  Vice President                        1971     60                  4,595

Michael A. Kagan                   Vice President                        1996     36                      0

Jennifer G. Muzzey                 Corporate Secretary                   1997     37                      0

Alan M. Mandel                     Treasurer                             1995     39                      0

------------------
(A) As of this date, the executive officers of the Fund owned individually and in the aggregate, less than 1% of the outstanding shares of the Fund. Each executive officer has sole voting and investment power with respect to the listed shares. Executive officers and directors, as a group, owned, as of this date, 96,384 shares, representing less than 1% of the Fund's outstanding shares of Common Stock.

     Mr. Dahlberg has also been a Managing Director of SBAM and Salomon Brothers Inc ('SBI') since January 1996, and Director of SBAM and SBI since July 1995. Prior to July 1995, Mr. Dahlberg was a Senior Vice President and Senior Portfolio Manager with Massachusetts Financial Services ('MFS') where he managed the MFS Total Return Fund from 1985-1995. Mr. White has also been a Managing Director of SBAM and SBI since January 1996. From September 1992 to January 1996, Mr. White was a Director of SBAM and SBI, and a Vice President of SBAM and SBI from May 1989 to September 1992. Mr. Roberts has also been a Vice President of SBAM and SBI since May 1990. Mr. Kagan has also been a Director of SBAM and SBI since January 1997. From December 1994 to January 1997, he was a Vice President of SBAM and SBI. Mr. Kagan also served as an analyst at Zweig Advisors from March 1993 to October 1994, as a Managing Director at Bentley Capital from June 1992 to January 1993 and an analyst and fund manager at Fidelity Investments for four years prior to June 1992. Mr. Kaplan has been a Vice President and Chief Counsel of SBAM and a Vice President of SBI since May 1995. Prior to May 1995, he was Senior Vice President, Director and General Counsel of Kidder Peabody Asset Management, Inc. and a Senior Vice President of Kidder, Peabody & Co. Incorporated. Mr. Mandel has also been a Vice President of SBAM and SBI since January 1995. Prior to January 1995, he was Chief Financial Officer of Hyperion Capital Management Inc. Ms. Muzzey has also been an employee of SBAM since June 1994 and was an Assistant Vice President of SunAmerica Asset Management Corporation prior to June 1994.

     The Fund's Audit Committee is composed of Ms. Colman and Messrs. Barber and Schlafly. The principal functions of the Audit Committee are: (i) to recommend to the Board the appointment of the Fund's independent accountants; (ii) to review with the independent accountants the scope and anticipated cost of their audit; and (iii) to receive and consider a report from the independent accountants concerning their conduct of the audit, including any comments or recommendations they might want to make in that connection. Although this Committee did not meet during the fiscal year ended December 31, 1996, the Committee met in December 1995 and January 1997.

     The Fund's Nominating Committee, whose principal function is to recommend nominees for election as directors of the Fund, is composed of Messrs. Dill, Mattis and Schlafly. This Committee held one meeting in the year ended December 31, 1996. The Nominating Committee will accept nominations for the office of director made by the stockholders in a written request addressed to the Secretary of the Fund which includes biographical data and sets forth the qualifications of the proposed nominee.

     The Fund's Proxy Committee, composed of Messrs. Breech, Lawless and Kirtland, establishes and monitors the Fund's policy on voting proxies of companies whose securities are held in the Fund's portfolio and determines the manner in which proxies for the Fund's securities are voted. Such committee held one meeting during the year ended December 31, 1996.

     During the fiscal year ended December 31, 1996, the Board of Directors met seven times. Each director attended at least 75% of the aggregate number of meetings of the Board and the committees for which he/she was eligible, with the exception of Mr. Kirtland, who attended approximately 63% of such meetings.

     Under the federal securities laws, the Fund is required to provide to stockholders in connection with the Annual Meeting information regarding compensation paid to the directors by the Fund, as well as by the various other investment companies advised by SBAM. The following table provides information concerning the compensation paid to each director during the twelve-month period ended December 31, 1996. Certain of the directors listed below are members of the Audit Committee of the Fund and other committees of certain other investment companies advised by SBAM, and, accordingly, the amounts provided in the table include compensation for service on such committees. Please note that the Fund does not provide any pension or retirement benefits to directors. In addition, the Fund paid no remuneration during the fiscal year ended December 31, 1996 to Messrs. Brock and Hyland who, as employees of SBAM, are 'interested persons' as defined in the 1940 Act.

                                                                   AGGREGATE       TOTAL COMPENSATION
                                                                 COMPENSATION       FROM OTHER FUNDS
NAME OF DIRECTORS                                                FROM THE FUND      ADVISED BY SBAM      TOTAL COMPENSATION
-----------------                                                -------------    ------------------    ------------------
                                                                                   DIRECTORSHIPS(A)      DIRECTORSHIPS(A)
Charles F. Barber.............................................      $11,250            $100,150(13)          $111,400(14)
Andrew L. Breech..............................................      $11,250            $ 15,500(2)           $ 26,750(3)
Carol L. Colman...............................................      $11,250            $ 24,750(4)           $ 36,000(5)
William R. Dill...............................................      $11,250            $ 15,500(2)           $ 26,750(3)
Clifford M. Kirtland, Jr......................................      $ 9,750            $ 12,500(2)           $ 22,250(3)
Robert W. Lawless.............................................      $10,500            $ 14,000(2)           $ 24,500(3)
Louis P. Mattis...............................................      $11,250            $ 15,500(2)           $ 26,750(3)
Thomas F. Schlafly............................................      $11,250            $ 15,500(2)           $ 26,750(3)

------------------

(A) The numbers in parentheses indicate the applicable number of investment company directorships held by that director.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 and Section 30(f) of the 1940 Act in combination require the Fund's directors and officers, persons who own more than ten percent of the Fund's Common Stock, SBAM, and SBAM's directors and officers, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange, Inc. The Fund believes that all relevant persons have complied with applicable filing requirements.

REQUIRED VOTE

     Directors are elected by a plurality of the votes cast by the holders of shares of the Fund's Common Stock present in person or represented by proxy at the Meeting with a quorum present. For purposes of the election of directors, abstentions and broker non-votes will not be considered votes cast, and do not affect the plurality vote required for directors.

     MANAGEMENT UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE 'FOR' EACH OF THE NOMINEES FOR DIRECTOR.

             PROPOSAL 2: APPROVAL OF AN AMENDMENT TO THE INVESTMENT
 MANAGEMENT AGREEMENT TO INCREASE THE BASE FEE COMPONENT OF THE MANAGEMENT FEE

     At a meeting held on January 28, 1997, the Board of Directors, including all of the directors who are not 'interested persons' of the Fund, as defined in the 1940 Act (the 'Non-Interested Directors'), unanimously approved an amendment to the Investment Management Agreement (the 'Management Agreement') with SBAM to increase the base fee component of the Fund's management fee, subject to approval by the Fund's stockholders. The directors unanimously recommend that the stockholders approve the amendment to the Management Agreement. The Management Agreement as amended, marked to show changes from the existing Management Agreement, is attached hereto as Exhibit A. Except for the amendment set forth in this proposal, the terms of the amended Management Agreement are identical to the current terms.

     In 1994, upon unanimous recommendation of the Fund's Board of Directors, the Fund's stockholders approved a change in the structure of the management fee payable by the Fund to SBAM to a performance-based fee arrangement. Under this arrangement, the Fund pays SBAM a quarterly fee (the 'Base Fee') subject to increase or decrease (the 'Performance Adjustment') depending on the extent, if any, to which the investment performance of the Fund exceeds or is exceeded by the investment record of the Standard & Poor's Composite Index of 500 Stocks (the 'S&P 500 Index') over a rolling one-year period (i.e., four consecutive calendar quarters).

     As more fully described below under the caption 'Comparison of the Current

Management Fee with the Proposed Fee,' the amendment described in this proposal would increase the Base Fee by an additional annual fee rate of .15% of average daily net assets at each existing breakpoint level. The amendment would not change the terms of the Performance Adjustment.

REASONS FOR THE PROPOSED INCREASE IN THE BASE FEE COMPONENT AND FACTORS CONSIDERED BY THE BOARD OF DIRECTORS

     1.  Reasons for the Proposed Change

     SBAM has informed the Board of Directors that its goal has been to strive for a high level of portfolio performance while maintaining the Base Fee and total Fund expenses at levels that are generally no higher than the median management fees and total expenses of the Fund's peer groups. In that connection, as discussed in further detail below, according to information provided by Lipper Analytical Services, Inc. ('Lipper'), the Fund's performance over the past several years has been among the best while the Fund's Base Fee and total expense ratio remains among the lowest as compared in each case with investment companies judged by Lipper to be comparable to the Fund.(1)

------------------
(1) Lipper is a nationally recognized organization that reports on open- and closed-end fund total return performance.

     The Board believes that, under these circumstances, an increase in the Base Fee is necessary and appropriate in order to ensure that SBAM is able to remain competitive in attracting and retaining personnel. The Board recognizes that the continuing success of the Fund is in large part dependent on the quality of SBAM's personnel. In addition, the Board believes that over the past several years SBAM has made a significant and ongoing commitment of resources to the Fund. As a result of its efforts to attract and retain highly trained and capable personnel, SBAM has continued to add portfolio managers, securities analysts, traders and legal and other administrative support staff to the teams supporting the Fund, many of whom have relatively senior experience levels. The Board believes that the addition of these individuals has benefitted the Fund in many respects, including increasing both the coverage of the industries in which the Fund may invest and portfolio management expertise generally, contributing to the Fund's highly positive performance record. In addition, SBAM has added new technology and systems for portfolio accounting and analysis and monitoring of the Fund's holdings, as well as for securities valuation and risk management analysis.

     In reaching its decision, the Board considered the fact that Lipper ranked the Fund first among the six closed-end growth and income funds tracked by Lipper for the one-, three- and five-year periods ended December 31, 1996 based on aggregate total returns. The Fund's aggregate total return performance during the periods was 28.4%, 69.4% and 96.6% according to Lipper. The Fund also ranked in the top 11% of all open- and closed-end growth and income funds for the one- and three-year periods ended December 31, 1996 (which include 528 and 335 funds, respectively) according to Lipper.(2)


     The Fund's share price performance also has been strong. Share price returns for the year ended December 31, 1996 were 37.76%, compared to a 23.0% return for the S&P 500 Index. The Fund's share price performance ranked first among the five closed-end growth and income funds tracked by Lipper for such purpose for the one and five year periods ended December 31, 1996. In addition, Morningstar, another well-known fund ranking organization, recently upgraded the Fund to a four star rating, its second highest, in the growth and income category.(3)

     The information provided by Lipper also indicates that the Fund's Base Fee and total expense ratio as of December 31, 1996 remain among the lowest as compared to the contractual management fee rates and expense ratios of the funds in groups chosen by Lipper to be comparable (most of which do not have a performance based fee arrangement), notwithstanding the 1994 restructuring of the management fee.(4) Moreover, even with the higher Base Fee and total expense ratio that are proposed, the information supplied

------------------
(2) Lipper calculates fund rankings based on total returns. Total returns are calculated based on changes in net asset value and assume the reinvestment of dividends and distributions at the then-current net asset value. Ranking results change monthly.

(3) Morningstar ratings reflect risk-adjusted performance, are subject to change monthly and are calculated from the subject fund's three-, five- and ten-year average annual total returns in excess of the return on 90-day Treasury bills. Average annual total returns include changes in share price and reinvestment of dividends and distributions. Ten percent of the funds in an investment category receive five stars and 22.5% receive four stars.

(4) Lipper selects comparison groups based on the following parameters: (1) fund type, (2) similarity of investment objective, (3) load structure, (4) asset level comparability, (5) expense components or structure and (6) primary channel of distribution. The Fund was included in three comparison groups--the first consisting of the Fund and five closed-end investment companies, the second consisting of the Fund and fourteen open-end investment companies and, with respect to comparing the Fund's total expenses, a third by Lipper indicates that on a pro forma basis the Base Fee and total expense ratio as of December 31, 1996 would fall below the median management fee rates and expense ratios of the funds in the comparison groups.

     The Board also considered comparisons of the Fund's effective management fee rate (taking into consideration the Performance Adjustment). The Fund's effective management fee rate as of December 31, 1996 (after a year in which the Fund significantly outperformed the S&P 500 Index while the Lipper Growth & Income Fund Index of 583 funds underperformed the S&P 500 Index) still fell below the median management fee rates of its peer comparison groups. On a pro forma basis taking into account the increase set forth in this proposal, the Fund's effective management fee would fall slightly below or, with respect to one comparison group, slightly above the median management fee rates of the funds in the comparison groups.

     2.  Deliberations by the Board of Directors

     A proposal for an increased management fee was presented by SBAM to the Fund's Board of Directors at a meeting held on October 15, 1996. At this meeting, SBAM presented the reasons discussed above to the Board as the basis of its request for an increase in the management fee. On January 27, 1997, the Non-Interested Directors met separately with their legal counsel and on January 28, 1997, the entire Board of Directors convened. Information prepared specifically for the purpose of assisting the Non-Interested Directors in their evaluation of the proposed amendment included the analysis prepared by Lipper of the comparative performance, management fee and expenses of the Fund with the funds chosen by Lipper as comparable to the Fund, as discussed above.

     The Fund's legal counsel advised the Board of Directors on the nature of the matters to be considered and the standards to be used by the Board in approving the proposed fee. The Board, in consultation with its legal counsel, extensively considered the reasons and factors discussed above, particularly the fact that while the Fund's performance has been among the best as compared with its peers, the current fees and expenses of the Fund at existing asset levels are generally below those of comparative funds, and the proposed fees and expenses would continue to be competitive with comparable funds. Moreover, the Board evaluated the nature, quality and extent of services furnished by SBAM and possible economies of scale, focusing especially on the ongoing commitment of resources, as described above. SBAM's profitability with respect to the Fund and the financial resources of SBAM were also considered. The Board also considered the fact that in 1994 the Board and the Fund's stockholders approved the introduction of a performance-based fee arrangement which the Board expected to result in an increase in the management fee. In light of the reasons discussed above however, the Board believes that the increase set forth in this proposal is fair and reasonable and in the best interests of the Fund's stockholders.

COMPARISON OF THE CURRENT MANAGEMENT FEE WITH THE PROPOSED FEE

     1.  The Current Fee

     The Fund pays SBAM a quarterly fee subject to an increase or decrease depending on the extent, if any, to which the investment performance of the Fund exceeds or is exceeded by the investment record of the S&P 500 Index over a rolling one year period (i.e., four consecutive calendar quarters).

------------------
(footnotes continued from previous page)

    'expense universe' consisting of the Fund and the five other closed-end funds in the first comparison group and all open-end growth and income funds, as classified by Lipper, with average net assets ranging between $500 million and $2.5 billion.

     (a)  Calculation of the Base Fee

     The Base Fee is based on the following annual rates:

AVERAGE DAILY NET ASSETS                                                  ANNUAL FEE RATE
------------------------                                                  ---------------
First $350 million.....................................................        .500%
Next $150 million......................................................        .400%
Next $250 million......................................................        .375%
Next $250 million......................................................        .350%
Over $1 billion........................................................        .300%

     The Base Fee is accrued daily and paid quarterly.

     (b)  Calculation of the Performance Adjustment

     For each percentage point by which the investment performance of the Fund exceeds or is exceeded by the investment record of the S&P 500, the Base Fee is adjusted upward or downward by .01% (annualized) with a maximum annual adjustment of +/-.10%. The performance adjustments are paid quarterly, based on a rolling one-year period.

     At the end of each calendar quarter, for each percentage point by which the investment performance of the Fund exceeds or is exceeded by the investment record of the S&P 500 Index over the one year period ending on the last day of the calendar quarter for which the adjustment is being calculated, the Base Fee is adjusted upward or downward by the product of (i) 1/4 of .01% multiplied by
(ii) the average daily net assets of the Fund for the one year period preceding the end of the calendar quarter. If the amount by which the Fund outperforms or underperforms the S&P 500 Index is not a whole percentage point, a pro rata adjustment shall be made. However, there will be no performance adjustment unless the investment performance of the Fund exceeds or is exceeded by the investment record of the S&P 500 Index by at least one percentage point. The maximum quarterly adjustment is 1/4 of .10%, which would occur if the Fund's performance exceeds or is exceeded by the S&P 500 Index by ten or more percentage points.

     The investment performance of the Fund, for a period of one year, shall mean the sum of: (i) the change in the Fund's net asset value per share during such period; (ii) the value of cash distributions per share accumulated to the end of such period; and (iii) the value of capital gains taxes per share (if any) paid or payable on undistributed realized long-term capital gains accumulated to the end of such period, expressed as a percentage of its net asset value per share at the beginning of such period. For this purpose, the value of distributions per share of realized capital gains and of dividends per share paid from investment income shall be treated as reinvested in shares of the Fund at the net asset value per share in effect at the close of business on the record date for the payment of such distributions and dividends, after giving effect to such distributions and dividends. In addition, while the Fund does not anticipate paying any taxes, the value of any capital gains taxes per share paid or payable on undistributed realized long-term capital gains shall be treated as reinvested in shares of the Fund at the net asset value per share in effect at the close of business on the date on which provision is made for such taxes, after giving effect to such taxes. However, notwithstanding the foregoing, the investment performance of the Fund shall not include, and there shall be excluded from the change in the net asset value per share for such period and the value of the Fund's cash distributions per share accumulated to the end of such period shall be adjusted for, any increase or decrease in the investment performance of the

Fund resulting from the issuance, sale or repurchase of any shares of the Fund's capital stock or any other securities of the Fund.

     The investment record of the S&P 500 Index, for a period of one year, shall mean the sum of: (i) the change in the level of the index during such period; and (ii) the value, computed consistently with the index, of cash distributions made by companies whose securities comprise the index accumulated to the end of such period, expressed as a percentage of the index level at the beginning of such period. For this purpose, cash distributions on the securities which comprise the index shall be treated as reinvested in the index at least as frequently as the end of each calendar quarter following the payment of the dividend.

     2.  The Proposed Fee Increase

     The table below reflects the proposed fee amendment to the management fee. As indicated in the table, it is proposed that the fee be amended by increasing the Base Fee by an additional annual fee rate of .15% of average daily net assets at each breakpoint level. No changes are proposed to the calculation of the performance adjustment.

AVERAGE DAILY NET ASSETS                                                  ANNUAL FEE RATE
------------------------                                                  ---------------
First $350 million.....................................................        .650%
Next $150 million......................................................        .550%
Next $250 million......................................................        .525%
Next $250 million......................................................        .500%
Over $1 billion........................................................        .450%

     3.  Effective Date of the Proposed Fee Increase

     If approved by the Fund's stockholders, the amendment to the Management Agreement will become effective promptly after the date of stockholder approval.

For the first calendar quarter in which the amended Management Agreement is in effect, the Base Fee portion of the management fee will be pro rated with the Fund paying SBAM the current Base Fee for the number of days in the quarter prior to effectiveness of the amendment and the proposed Base Fee for the number of days in the quarter following effectiveness. The Management Agreement as amended will remain in force until April 30, 1998, subject to continuance in accordance with the provisions discussed below under 'Services Provided by SBAM.' If the amendment to the Management Agreement is not approved by the stockholders, the Management Agreement will continue in effect in accordance with its current terms. The Fund's Board of Directors, including all of the Non-Interested Directors, has unanimously approved the continuance of the Management Agreement until April 30, 1998, as amended and according to its current terms.

FEES PAID

     For the fiscal year ended December 31, 1996, the management fee paid to SBAM by the Fund was $5,894,684, comprised of a Base Fee of $5,367,764 and a Performance Adjustment of $526,920. If the proposed fee increase had been in effect for this period, the Fund would have paid SBAM a management fee of $7,980,441, comprised of a Base Fee of $7,453,521 and a Performance Adjustment of $526,920. This represents a 35% increase of $2,085,757 from the fee actually paid under the Management Agreement for such period.

CURRENT AND PRO FORMA FEES AND EXPENSES

     The following expense table and example sets forth the unaudited fees and expenses incurred by the Fund for its fiscal year ended December 31, 1996 and also sets forth pro forma fees and expenses of the Fund, assuming that the proposed management fee had been in effect during this period.

                                                                   CURRENT AND
                                                                    PRO FORMA
                                                                   -----------
STOCKHOLDER TRANSACTION EXPENSES
  Sales Charge (as a percentage of offering price)...                None
  Dividend Reinvestment and Cash Purchase Plan
     Fees............................................                None

                                                        CURRENT                   PRO FORMA
                                                        -------                   ---------
ANNUAL EXPENSES (as a percentage of net assets
  attributable to common shares)
  Management Fees....................................     .42%                     .57%
  Interest Payments on Borrowed Funds................     None                     None

  Other Expenses.....................................     .09%                     .09%
     Total Annual Expenses...........................     .51%                     .66%

EXAMPLE

     The following table demonstrates the projected dollar amount of total cumulative expenses that would be incurred over various periods with respect to a hypothetical investment in the Fund. The example assumes payment by the Fund of operating expenses at the levels set forth in the preceding table and is also based upon the following assumptions:

          An investor would pay the following expenses on a $1,000 investment, assuming (1) 5% annual return and (2) sale of your investment at the end of each time period:

                                       CURRENT                                        PROPOSED
                     -------------------------------------------     -------------------------------------------
                     1 YEAR     3 YEARS     5 YEARS     10 YEARS     1 YEAR     3 YEARS     5 YEARS     10 YEARS
                     ------     -------     -------     --------     ------     -------     -------     --------
                       $5         $16         $29         $ 64         $7         $21         $37         $ 82

     The purpose of the foregoing table and example is to assist investors in understanding the various costs and expenses that an investor in the Fund would bear either directly or indirectly under the current and proposed management fee. The payment of such costs and expenses will reduce the investment return on an annual basis.

     THE EXAMPLE SHOULD NOT BE CONSIDERED AS REPRESENTATIVE OF PAST OR FUTURE EXPENSES AND ACTUAL EXPENSES FOR THE FUND MAY BE HIGHER OR LOWER THAN THE AMOUNTS SHOWN IN THE FEE TABLES. Moreover, while the example assumes a 5% annual return, the Fund's performance will vary and may result in a return greater or less than 5%.

SERVICES PROVIDED BY SBAM

     Under the terms of the Management Agreement, SBAM manages the operations of the Fund subject to the supervision of the Fund's Board of Directors. SBAM manages the Fund's investment portfolio, directs purchases and sales of the Fund's portfolio securities and reports on these matters to the Fund's officers and directors. SBAM also furnishes office space and certain other facilities required for conducting the business of the Fund and pays the compensation of the Fund's officers, employees and directors affiliated with SBAM.

     In addition, SBAM is responsible for performing the administrative and management services necessary for the Fund's operation and providing the office space, facilities, equipment and personnel necessary therefor. Among these services are: (i) Securities and Exchange Commission compliance, including recordkeeping, reporting requirements and proxies; (ii) supervision of Fund operations, including coordination of functions of the transfer agent, custodian, accountants, counsel and other parties performing services or operational functions for the Fund; (iii) administrative and clerical services, including accounting services and maintenance of books and records; and (iv) services to the Fund's stockholders, including responding to stockholder inquiries and maintaining a flow of information to stockholders. SBAM, however, has subcontracted to the Bank of New York ('BONY') certain accounting functions to be performed for the Fund. For its services, SBAM pays BONY a fee at an annual rate of approximately .01% of the Fund's average daily net assets.

     The Management Agreement was last approved by the Board on January 28, 1997. The stockholders of the Fund approved an amendment to the Management Agreement on April 21, 1994 to restructure the management fee.

     The Management Agreement requires annual approval by the vote of a majority of Non-Interested Directors cast in person at a meeting called for the purpose of voting on such approval, and either by a vote of the Board of Directors or a majority of the outstanding voting securities of the Fund. The Management Agreement may be terminated without any penalty by the Fund's Board of Directors or by vote of the holders of a majority of the Fund's outstanding voting securities, on 60 days' written notice to SBAM or by SBAM on 60 days' written notice to the Fund, and will automatically terminate in the event of its assignment, as defined in the 1940 Act.

BROKERAGE TRANSACTIONS WITH SALOMON BROTHERS INC

     During the fiscal year ended December 31, 1996, the Fund paid $150,180 in brokerage commissions to Salomon Brothers Inc ('SBI'), an affiliate of SBAM. Commissions paid to SBI in 1996 represented approximately 9% of the total brokerage commissions paid by the Fund and SBI executed approximately 10% of the aggregate dollar amount of Fund transactions.

INFORMATION ABOUT SBAM

     The table below provides certain information regarding other registered investment companies advised by SBAM with similar investment objectives to that of the Fund.

                                                                      MANAGEMENT FEE
                                                                    (AS A PERCENTAGE OF            AGGREGATE NET
                                                                        AVERAGE NET                ASSETS AS OF
                        NAME OF FUND                                      ASSETS)                DECEMBER 31, 1996
                        ------------                                -------------------          -----------------
Salomon Brothers Investors Fund Inc

  ('Investors')..............................................   First $350 million     .500%*      $ 540,657,826
                                                                Next $150 million      .400%
                                                                Next $250 million      .375%
                                                                Next $250 million      .350%
                                                                Over $1 billion        .300%
                                                                Plus, the Performance
                                                                Adjustment

Salomon Brothers Capital Fund Inc............................   First $100 million    1.00 %         136,635,370
                                                                Next $100 million      .75 %
                                                                Next $200 million      .625%
                                                                Over $400 million      .50 %

Salomon Brothers Opportunity Fund Inc........................                         1.00 %         158,810,429

------------------------
* Stockholders of Investors are being asked to approve the same increase in the Base Fee component as described herein.

     The names and principal occupations of each executive officer and director of SBAM are set forth in the following table. Unless otherwise stated, the business address of each officer and director of SBAM is 7 World Trade Center, New York, New York 10048.

NAME                                                       POSITION WITH SBAM AND PRINCIPAL OCCUPATION
----                                                       -------------------------------------------
Thomas W. Brock                             Chairman, Chief Executive Officer and Managing Director of SBAM and
(Director of the Fund)                      Managing Director and Member of the Management Board of SBI
Michael S. Hyland                           President, Managing Director and Member of Board of Directors of SBAM and
(Chairman and President of the Fund)        Managing Director of SBI

Rodney B. Berens                            Managing Director and Member of Board of Directors of SBAM and Managing
                                            Director and Member of the Management Board of SBI

Vilas Gadkari                               Managing Director and Member of Board of Directors of SBAM and Managing
Victoria Plaza, 111 Buckingham Palace Road  Director of SBI
London, England

Richard J. Carbone                          Treasurer of SBAM and Managing Director of SBI

Zachary Snow                                Secretary of SBAM and Managing Director and Counsel of SBI

    SBAM is an indirect wholly-owned subsidiary of Salomon Brothers Holding Company Inc ('SBHC'), which is in turn wholly-owned by Salomon Inc ('SI'), a public reporting company. SBHC and SI are located at 7 World Trade Center, New York, New York 10048.

     The Fund has been informed that Berkshire Hathaway, Inc., a Delaware corporation owned beneficially as of December 31, 1996, shares of Common Stock and Preferred Stock, Series A, of SI, constituting in excess of 10% of the votes entitled to be cast by the outstanding voting securities of SI.

     The following table lists the officers of the Fund, in addition to Mr. Hyland, who are also officers or employees of SBAM.

NAME                      POSITION WITH THE FUND               POSITION WITH SBAM
----                      ----------------------               ------------------
Richard E. Dahlberg    Executive Vice President         Managing Director
Allan R. White, III    Executive Vice President         Managing Director
Lawrence H. Kaplan     Executive Vice President and     Vice President and Chief Counsel
                         General Counsel
Michael A. Kagan       Vice President                   Director
Martin L. Roberts      Vice President                   Vice President
Alan M. Mandel         Treasurer                        Vice President
Jennifer G. Muzzey     Corporate Secretary              Employee
Noel B. Daugherty      Assistant Secretary              Employee
Janet S. Tolchin       Assistant Treasurer              Investment Accounting Manager
Reji Paul              Assistant Treasurer              Investment Accounting Manager

REQUIRED VOTE

     Approval of the amendment to the Management Agreement will require the affirmative vote of more than 50% of the Fund's outstanding shares of Common Stock. For this purpose, abstentions and 'broker non-votes' will have the same effect as votes cast against the proposal.

     THE DIRECTORS, INCLUDING THE NON-INTERESTED DIRECTORS, UNANIMOUSLY RECOMMEND THAT THE STOCKHOLDERS VOTE 'FOR' THE PROPOSED AMENDMENT TO INCREASE THE BASE FEE COMPONENT OF THE MANAGEMENT FEE.

 PROPOSAL 3:  APPROVAL OF AMENDED AND RESTATED ARTICLES OF INCORPORATION OF THE
              FUND

     At a meeting held on January 28, 1997, the Board of Directors, including all of the Non-Interested Directors, unanimously adopted Amended and Restated Articles of Incorporation of the Fund (the 'Proposed Charter'). As discussed below, the Fund's current Articles of Incorporation (the 'Current Charter') contain certain provisions which are duplicative of provisions of the Maryland General Corporation Law and are not required to be included. The Proposed Charter eliminates this duplication and modernizes the language to current industry standards. Importantly, the Board believes that these changes will result in no reduction in the protection afforded to stockholders and do not modify or eliminate any of the Fund's investment policies. The Proposed Charter, marked to show the proposed changes, is attached hereto as Exhibit B. The differences between the Proposed Charter and the Current Charter are discussed below.

     First, the Board proposes to eliminate from Article EIGHTH the section which permits the Fund to enter into contracts or transact business with directors (or entities with whom the director is associated). In addition, this section of the Current Charter provides that the Fund can enter into contracts, including a management contract, with Lehman Brothers.5 The Fund proposes to eliminate these provisions of the Current Charter because Maryland law permits such relationships without requiring such provisions to be explicitly stated in the Charter and, therefore, the Board is of the view that these provisions are unnecessary.

     Second, the Current Charter also provides that the Fund's title is granted through permission of Lehman Brothers. As the Fund is no longer advised by LEMCO or affiliated with Lehman Brothers, the Board recommends that this section of the Current Charter containing stale references to LEMCO and Lehman Brothers be removed.

REQUIRED VOTE

     The affirmative vote of the holders of a majority of the outstanding shares of the Fund's Common Stock entitled to vote is required for approval of the Proposed Charter. Accordingly, abstentions and 'broker non-votes' will have the same effect as votes against the amendment.

     THE DIRECTORS, INCLUDING THE NON-INTERESTED DIRECTORS, UNANIMOUSLY RECOMMEND THAT THE STOCKHOLDERS VOTE 'FOR' THE ADOPTION OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION.

       PROPOSAL 4:  RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

     The Board of Directors of the Fund has selected Price Waterhouse LLP as the Fund's independent accountants for the current fiscal year ending December 31, 1997. The appointment of independent accountants is approved annually by the Board of Directors and is subsequently submitted to the stockholders for ratification. The Fund has been advised by Price Waterhouse LLP that at December 31, 1996 neither that firm nor any of its partners had any direct or material indirect financial interest in the Fund. A representative of Price Waterhouse LLP will be at the Meeting to answer questions concerning the audit of the Fund's financial statements and will have an opportunity to make a statement if he chooses to do so.

     THE DIRECTORS, INCLUDING THE DIRECTORS WHO ARE NOT 'INTERESTED PERSONS,' UNANIMOUSLY RECOMMEND THAT THE STOCKHOLDERS VOTE 'FOR' RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS.

REQUIRED VOTE

     Ratification of the selection of Price Waterhouse LLP as the Fund's independent accountants requires the affirmative vote of the holders of a majority of the shares of the Fund's Common Stock present in person or represented by proxy at the Meeting with a quorum present. For purposes of this proposal, abstentions and broker non-votes will not be considered to be votes cast.

------------------
5 On May 1, 1990, SBAM purchased substantially all of the assets of Lehman
  Management Co., Inc. ('LEMCO'), the previous investment adviser to the Fund, and the Fund's name changed from The Lehman Corporation to The Salomon Brothers Fund Inc.

                   PROPOSALS TO BE SUBMITTED BY STOCKHOLDERS

     All proposals by stockholders of the Fund which are intended to be presented at the Fund's next Annual Meeting of Stockholders to be held in 1998 must be received by the Fund for inclusion in the Fund's proxy statement and proxy relating to that meeting no later than November 12, 1997.

                         EXPENSES OF PROXY SOLICITATION

     The costs of preparing, assembling and mailing material in connection with this solicitation of proxies will be borne by the Fund. Proxies may also be solicited personally by officers of the Fund and by regular employees of SBAM, or its affiliates, or other representatives of the Fund or by telephone or telegraph, in addition to the use of mails. Brokerage houses, banks and other fiduciaries may be requested to forward proxy solicitation material to their principals to obtain authorization for the execution of proxies, and they will be reimbursed by the Fund for such out-of-pocket expenses.

     In addition, the Fund has retained Shareholder Communications Corporation, a proxy solicitation firm, to assist in the solicitation of the proxy vote. It is anticipated that Shareholder Communications Corporation will be paid for such solicitation services in an amount estimated not to exceed $90,500. Shareholder Communications Corporation may call stockholders to ask if they would be willing to have their votes recorded by telephone. The telephone voting procedure is designed to authenticate stockholders' identities, to allow stockholders to authorize the voting of their shares in accordance with their instructions and to confirm that their instructions have been recorded properly. The Fund has been advised by Shareholder Communications Corporation that these procedures are consistent with the requirements of applicable law. Stockholders voting by telephone would be asked for their social security number or other identifying information and would be given an opportunity to authorize proxies to vote their shares in accordance with their instructions. To ensure that the stockholders' instructions have been recorded correctly they will receive a confirmation of their instructions in the mail within 72 hours. The confirmation is a replica of the proxy card but with marks indicating how the stockholder voted along with a special toll-free number which will be available in the event the stockholder wishes to change or revoke the vote. Although a stockholder's vote may be taken by telephone, each stockholder will receive a copy of this Proxy Statement and may vote by mail using the enclosed proxy card. If you have any questions or need assistance in voting, please contact Shareholder Communications Corporation at their toll-free number, 1-800-733-8481, Ext. 445.

                               OTHER INFORMATION

     The Fund's annual report containing financial statements for the fiscal year ended December 31, 1996 is available, free of charge, by writing to the Fund c/o Salomon Brothers Asset Management Inc at the address listed on the front cover, or by calling 1-800-SALOMON.

                                 OTHER BUSINESS

     The Board of Directors of the Fund does not know of any other matter which may come before the Meeting. If any other matter properly comes before the Meeting, it is the intention of the persons named in the proxy to vote the proxies in accordance with their judgment on that matter.

March 12, 1997

                                                                       EXHIBIT A

                         MANAGEMENT [CONTRACT] AGREEMENT

                         THE SALOMON BROTHERS FUND INC
                            [SEVEN] WORLD TRADE CENTER
                            NEW YORK, NEW YORK 10048

     MANAGEMENT AGREEMENT as of the 1st day of May, 1994, as amended _____, 1997, between THE SALOMON BROTHERS FUND INC, a Maryland corporation (hereinafter called the 'Corporation'), and SALOMON BROTHERS ASSET MANAGEMENT INC, a Delaware corporation (hereinafter called 'SBAM').

     1. The Corporation hereby employs SBAM and SBAM hereby accepts the employment by the Corporation for the period and on the terms and conditions hereinafter set forth in this management agreement entered into by the Corporation with SBAM pursuant to the powers granted to the Corporation in its Articles of Incorporation.

     2. Subject to the Board of Directors of the Corporation, SBAM shall manage the investment operations of the Corporation, and shall provide management and other services specified in this agreement and especially shall make purchases and sales of portfolio securities on behalf of the Corporation in accordance with the best judgment of SBAM and within the investment objectives and restrictions set forth in the Corporation's Articles of Incorporation, By-Laws and Registration Statement, the Investment Company Act of 1940, as amended, the provisions of the Internal Revenue Code with respect to regulated investment companies, and when requested by such Board of Directors, supply the reasons and considerations that prompted SBAM's decisions.

     3. SBAM shall at its expense provide the Corporation with office facilities, including space, furniture and equipment and all personnel reasonably necessary for the operation of the Corporation. Other than as herein specifically indicated, SBAM shall not be responsible for any expenses of the Corporation. Specifically SBAM shall not be responsible, except to the extent of the reasonable compensation of employees of the Corporation whose services may be involved, for the Corporation's legal and auditing expenses; fees and expenses of its Board of Directors, Executive or special committees; taxes and governmental fees and any membership dues; fees of custodian, transfer agent and registrar, if any; expense of preparing share certificates and other expenses of issue, sale, underwriting, distribution or repurchase of the Corporation's shares; expenses of registering or qualifying securities for sale; expense of preparing and distributing reports, notices and dividends to shareholders; cost of stockholders' and other meetings; or fees in connection with the listing of its shares on any stock exchange. Should SBAM determine that services which would ordinarily be rendered by the employees of the Corporation at its office can be better rendered by some other agency, SBAM shall bear the costs of employing that agency.

     4. It is understood that SBAM shall from time to time employ or associate with itself such persons as it believes to be particularly fitted to assist it in the execution of this agreement, the compensation of such persons to be paid by SBAM. No obligation may be incurred on behalf of the Corporation in any such respect. During the continuance of this agreement, SBAM shall provide persons satisfactory to the Board of Directors of the Corporation to serve as officers and employees of the Corporation. These may be a chairman of the board, chairman of the executive committee, president, one or more vice-presidents, a secretary, a treasurer, and such additional officers and employees as may reasonably be necessary for the conduct of the Corporation's business and SBAM agrees to pay the compensation of all such persons.

     5. In consideration of the foregoing, the Corporation will pay SBAM quarterly, promptly after the last day of each March, June, September and December, a fee consisting of a base fee as computed below (the 'Base Fee') plus a performance adjustment.

     The Base Fee [is] until ___________, 1997 shall be calculated as follows:

                    BASE FEE (AVERAGE DAILY NET ASSETS)                            QUARTERLY FEE RATE
                    -----------------------------------                            ------------------
First $350 million..........................................................                .125%
Next $150 million...........................................................                .100%
Next $250 million...........................................................              .09375%
Next $250 million...........................................................               .0875%
Over $1 billion.............................................................                .075%

     The Base Fee as of ___________, 1997 shall be calculated as follows:

                    BASE FEE (AVERAGE DAILY NET ASSETS)                            QUARTERLY FEE RATE
                    -----------------------------------                            ------------------
First $350 million..........................................................               .1625%
Next $150 million...........................................................               .1375%
Next $250 million...........................................................              .13125%
Next $250 million...........................................................                .125%
Over $1 billion.............................................................               .1125%

     Accordingly, for the calendar quarter ending ___________, 1997, the Base Fee will be pro rated with SBAM earning the Base Fee as calculated in the first table above for the number of days in the quarter prior to and including ___________, 1997 and with SBAM earning the Base Fee as calculated in the second table above for the number of days in the quarter beginning with ___________, 1997.

     The Base Fee shall be calculated using the daily net assets averaged over the most recent calendar quarter. For each percentage point by which the investment performance of the Corporation exceeds or is exceeded by the investment record of the Standard & Poor's Composite Index of 500 Stocks (the 'S&P 500 Index') over the one year period ending on the last day of each calendar quarter [(except as described in the next paragraph)], the Base Fee will be adjusted upward or downward by the product of (i) 1/4 of .01% multiplied by (ii) the Corporation's average daily net assets for the one year period ending on the last day of the calendar quarter. If the amount by which the Corporation outperforms or underperforms the S&P 500 Index is not a whole percentage point, a pro rata adjustment shall be made. However, there will be no performance adjustment unless the investment performance of the Corporation exceeds or is exceeded by the investment record of the S&P 500 Index by at least one percentage point over the same period. The maximum quarterly adjustment is 1/4 of .1%, which would occur if the Corporation's performance exceeds or is exceeded by the S&P 500 Index by ten or more percentage points.

[No performance adjustment will be paid until the end of the first quarter in which this agreement has been in effect for one year (the 'First Adjustment Date'). The advisory fee payable during this period will be the Base Fee calculated as described above, subject to an adjustment for the one year period ending on that date. On the First Adjustment Date, for each percentage point by which the investment performance of the Fund exceeds or is exceeded by the investment record of the S&P 500 Index over the one year period ending on that date, the Base Fee will be adjusted upward or downward by the product of (i)
 .01% multiplied by (ii) the average daily net assets of the Fund for the one year period ending on the First Adjustment Date. If the amount]

[by which the Corporation outperforms or underperforms the S&P 500 Index is not a whole percentage point, a pro rata adjustment shall be made. Thereafter, performance adjustments will be made quarterly based on a rolling one year period (i.e., the most recent four quarters). If the new fee arrangement becomes effective on a date which is not the beginning of a calendar quarter, the management fee will be prorated with the Fund paying SBAM the current management fee for the number of days in the quarter prior to effectiveness of the new fee arrangement and the new Base Fee for the number of days in the quarter following such effectiveness.]

     The investment performance of the Corporation, for a period of one year, shall mean the sum of (i) the change in the Corporation's net asset value per share during such period, (ii) the value of cash distributions per share accumulated to the end of such period and (iii) the value of capital gains taxes per share paid or payable on undistributed realized long-term capital gains accumulated to the end of such period; expressed as a percentage of the Corporation's net asset value per share at the beginning of such period. For this purpose, the value of distributions per share of realized capital gains, of dividends per share paid from investment income and of capital gains taxes per share paid or payable on undistributed realized long-term capital gains shall be treated as reinvested in shares of the Corporation at the net asset value per share in effect at the close of business on the record date for the payment of such distributions and dividends and the date on which provision is made for such taxes, after giving effect to such distributions, dividends and taxes. However, notwithstanding the foregoing, the investment performance of the Corporation shall not include, and there shall be excluded from the change in the net asset value per share for such period, and the value of the Corporation's cash distributions per share accumulated to the end of such period shall be adjusted for, any increase or decrease in the investment performance of the Corporation resulting from the issuance, sale or repurchase of any shares of the capital stock or any other securities of the Corporation.

     The investment record of the S&P 500 Index, for a period of one year, shall mean the sum of (i) the change in the level of the index during such period and
(ii) the value, computed consistently with the index, of cash distributions made by companies whose securities comprise the index accumulated to the end of such period; expressed as a percentage of the index level at the beginning of such period. For this purpose, cash distributions on the securities which comprise the index shall be treated as reinvested in the index at least as frequently as the end of each calendar quarter following the payment of the dividend.

     Upon termination of this agreement before the end of any quarter, compensation for the period from the end of the last quarter ending prior to such termination to the date of termination shall be prorated and shall be payable promptly after the date of termination.

     6. Upon the expiration or sooner termination of this agreement and/or in the event of a breach of this agreement by the Corporation, the Corporation covenants that it will at the request of SBAM to be evidenced by written notice to the Corporation, forthwith change its corporate name so as to eliminate all reference to 'Salomon Brothers' and will not thereafter transact any business in a corporate name using the words 'Salomon Brothers' in any form or combination whatsoever, or otherwise use the words 'Salomon Brothers' or any other reference to 'Salomon Brothers' and for the purpose of requiring such discontinuance the judgment of SBAM (or, if SBAM shall no longer be in existence, Salomon Inc) as to whether this agreement has been breached by the Corporation shall be final and conclusive. The exercise of its right to require such discontinuance of use of name shall not deprive SBAM, or any affiliate thereof which has 'Salomon Brothers' in its name, of, but shall be in addition to, any other rights or remedies to which it may be entitled in law or equity by reason of any such breach of this agreement by the Corporation; nor shall the omission of SBAM to request such discontinuance in any case in which it shall be so deemed a waiver of its right to require such discontinuance at any time thereafter, for the same or any subsequent breach. It is agreed that the damage to SBAM, or any affiliate thereof which has 'Salomon Brothers' in its name, through any failure of the Corporation after demand to discontinue the use of the name of 'Salomon Brothers' would be irreparable and impossible of ascertainment in terms of money, and the Corporation consents that in any such case an injunction may issue against it restraining it from the further use of such name.

     7. The Board of Directors of the Corporation may include officers and/or directors of SBAM, Salomon Brothers Inc, Salomon Inc or any of their affiliates and its officers may be, in whole or in part, officers and/or directors of SBAM, Salomon Brothers Inc, Salomon Inc or any of their affiliates. SBAM, Salomon Brothers Inc, Salomon Inc or any of their affiliates may, nevertheless, deal freely with the Corporation as bankers or otherwise, and no contract or transaction shall be invalidated or in any wise affected by those facts, even though the vote of director or directors or the action of the officer or officers who are officers or directors of SBAM, Salomon Brothers Inc, Salomon Inc or any of their affiliates shall have been necessary to obligate the Corporation in such contract or transaction; and neither SBAM nor Salomon Brothers Inc nor Salomon Inc nor any of their affiliates nor any officer or director thereof shall be liable to the Corporation or to any stockholder or creditor thereof or to any other person by reason of such contract or transaction or for any loss resulting therefrom or for any profit derived therefrom, provided that such contract or transaction shall, at the time at which it was entered into, have been a reasonable one to have been entered into and shall have been on terms that at that time were fair. Nothing contained in this Article 7, however, shall validate, authorize or apply to any act prohibited by the Investment Company Act of 1940, as amended, or shall protect any director or officer of the Corporation or any officer or director of SBAM, Salomon Brothers Inc, Salomon Inc or any of their affiliates against any liability to the Corporation or to its security holders to which he would otherwise be subject by reason of wilful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office or under this agreement.

     8. This agreement, unless sooner terminated as provided in this agreement, shall remain in effect for twelve months from the date hereof and thereafter shall continue automatically for a period of one year so long as such continuance is specifically approved annually by the Board of Directors of the Corporation or by vote of a majority of the outstanding voting securities of the Corporation and, in either case, by the vote of a majority of directors who are not parties to this agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval; provided, however, that this agreement may be terminated at any time, without the payment of any penalty, by the Board of Directors of the Corporation or by vote of a majority of the outstanding voting securities of the Corporation on sixty days' written notice to SBAM or by SBAM on sixty days' written notice to the Corporation.

     9. The services of SBAM to the Corporation hereunder are not to be deemed exclusive, and SBAM shall continue to be free to act as investment adviser to others.

     10. This agreement may be amended by mutual consent, but this agreement as amended must be approved by the Board of Directors of the Corporation (by vote including a majority of directors who are not parties to such agreement or interested persons of any such party), or by vote of a majority of the outstanding voting securities of the Corporation given at any meeting of the stockholders, the notice of which shall have stated the proposed amendment to be one of the objects of the meeting, and otherwise as may be required by the Investment Company Act of 1940, as amended, provided that the compensation payable to SBAM pursuant to Article 5 hereof may not be increased except by a vote of a majority of the outstanding voting securities of the Corporation.

     11. This agreement shall bind and inure to the benefit of any corporation or association with which or into which the Corporation shall be consolidated or merged or any corporation or association acquiring substantially all of the assets of the Corporation.

     12. This agreement shall terminate automatically in the event of its assignment.

     IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the day and year first above written.

                                         Very truly yours,

                                         THE SALOMON BROTHERS FUND INC

                                         By: ___________________________________

ACCEPTED:

SALOMON BROTHERS ASSET MANAGEMENT INC

By:__________________________________

                    [This page intentionally left blank]

                                                                       EXHIBIT B

              ARTICLES OF [INCORPORATION] AMENDMENT AND RESTATEMENT

                                       OF

                         THE SALOMON BROTHERS FUND INC

     THE SALOMON BROTHERS FUND INC, a Maryland corporation, having its principal office in Baltimore City, Maryland (which is hereinafter called the 'Corporation'), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The Charter of the Corporation is hereby amended and restated in its entirety to read as follows:

                         THE SALOMON BROTHERS FUND INC

                       RESTATED ARTICLES OF INCORPORATION

THIS IS TO CERTIFY:

     FIRST: The name of the corporation is THE SALOMON BROTHERS FUND INC.

     SECOND: The post-office address of the principal office of the corporation in the State of Maryland is c/o The Corporation Trust Incorporated, [First Maryland Building, 25 South Charles] 32 South Street, Baltimore, Maryland 21201 21202. The name of the resident agent of the corporation in the State of Maryland is The Corporation Trust Incorporated, a corporation of the State of Maryland, and the post-office address of the resident agent is [First Maryland Building, 25 South Charles] 32 South Street, Baltimore, Maryland [21201] 21202.

     THIRD: The nature of the business or objects or purposes to be transacted, promoted or carried on by the corporation are as follows:

          To underwrite, purchase, acquire, hold, pledge, hypothecate, exchange, sell, contract to sell, deal in and dispose of, alone or in syndicates or otherwise in conjunction with others, stocks, bonds and other evidences of indebtedness and obligations of any corporation, association, partnership, syndicate, entity, person or governmental, municipal or public authority, domestic or foreign, and evidences of any interest in respect of any such stocks, bonds and other evidences of indebtedness and obligations; to issue in exchange therefor its own stocks, bonds or other obligations; and, while the owner or holder of any such, to exercise all the rights, powers and privileges of ownership in respect thereof; and, to the extent now or hereafter permitted by law, to aid by loan, subsidy, guaranty or otherwise those issuing, creating or responsible for any such stocks, bonds or other evidences of indebtedness or obligations or evidences of any interest in respect thereof.

          To purchase acquire, hold, mortgage, pledge, hypothecate, exchange, sell, deal in and dispose of, alone or in syndicates or otherwise in conjunction with others, commodities and other personal property and real property of every kind, character and description whatsoever and wheresoever situated, and any interest therein.

          To engage in any mercantile, manufacturing or trading business of any kind or character whatsoever, within or without the State of Maryland, and to do all things incidental to any such business; to cause to be formed, merged or reorganized or liquidated, and to promote, take charge of and aid in any way permitted by law the formation, merger, reorganization or liquidation of, any corporation, association or entity in the United States or abroad.

          To enter into any lawful arrangements for sharing profits, union of interest, reciprocal concession or cooperation, with any corporation, association, partnership, syndicate, entity, person or governmental, municipal or public authority, domestic or foreign, in the carrying on of any business which the corporation is authorized to carry on or any business or transaction deemed necessary, convenient or incidental to carrying out any of the purposes of the corporation.

          To act in any and all parts of the world in any capacity whatsoever as financial, commercial or business agent or representative, general or special, for domestic and foreign corporations, associations, partnerships, syndicates, entities, persons, governments, municipalities and other public bodies.

          To make, enter into and carry out any arrangements with any domestic or foreign governmental, municipal or public authority or with any corporation, association, partnership, syndicate, entity or person, domestic or foreign, to obtain therefrom or otherwise to acquire by purchase, lease, assignment or otherwise any powers, rights, privileges, immunities, franchises, guaranties, grants and concessions; to acquire, hold, own, exercise, exploit, dispose of and realize upon the same, and to undertake and prosecute any business dependent thereon; and to promote, cause to be formed and aid in any way any corporation, association, partnership, syndicate or entity for any such purposes.

          To acquire, hold, use, sell, assign, lease and grant licenses or sub-licenses in respect of, pledge or otherwise dispose of, letters patent of the United States or any foreign country, patent rights, licenses, privileges, inventions, improvements, processes, copyrights, trademarks and trade names relating to or useful in connection with any business of the corporation.

          To enter into, make, perform and carry out or cancel and rescind contracts for any lawful purposes pertaining to its business with any person, entity, syndicate, partnership, association, corporation or governmental, municipal or public authority, domestic or foreign.


          To acquire all or any part of the good will, rights, property and business of any person, entity, partnership, association or corporation heretofore or hereafter engaged in any business similar to any business which the corporation has power to conduct, to pay for the same in cash or in stock, bonds or other obligations of the corporation or otherwise, to hold, utilize and in any manner dispose of the whole or any part of the rights and property so acquired, and to assume in connection therewith any liabilities of any such person, entity, partnership, association or corporation and conduct in any lawful manner the whole or any part of the business thus acquired.

          To make any guaranty respecting stocks, dividends, securities, indebtedness, interest, contracts or other obligations so far as the same may be permitted to be done by a corporation organized under the laws of the State of Maryland.

          To borrow or raise moneys for any of the purposes of the corporation and from time to time, without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment thereof and of the interest thereon by mortgage on, or pledge, conveyance or assignment in trust of, the whole or any part of the assets of the corporation, real, personal or mixed, including contract rights, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such securities or other obligations of the corporation for its corporate purposes.

          To loan its uninvested funds and/or surplus from time to time to such extent as the corporation may deem advisable in call and/or in time loans, upon such security, if any, as the Board of Directors may determine.

          To purchase, hold, sell, transfer, reissue or cancel the shares of its own capital stock or any securities or other obligations of the corporation in the manner and to the extent now or hereafter permitted by the laws of the State of Maryland; provided that the corporation shall not use its funds or other assets for the purchase of its own shares of stock when such use would cause any impairment of the capital of the corporation, and provided further that shares of its own capital stock belonging to the corporation shall not be voted directly or indirectly.

          In general, to carry on any business not contrary to the laws of the State of Maryland and to have and exercise all of the powers conferred by the laws of the State of Maryland upon corporations formed thereunder; and to do any and all of the acts and things herein set forth to the same extent as natural persons could do, and in any part of the world, as principal, factor, agent, contractor, trustee or otherwise, either alone or in company with any person, entity, syndicate, partnership, association or corporation; to establish and maintain offices and agencies within, and anywhere outside of, the State of Maryland; and to exercise all or any of its corporate powers and rights in the State of Maryland and in any and all other states, territories, districts, colonies, possessions or dependencies of the United States of America and in any foreign countries.

          To do everything necessary, proper, advisable or convenient for the accomplishment of any of the purposes or the attainment of any of the objects or the furtherance of any of the powers herein set forth and to do every other act and thing incidental thereto or connected therewith, provided the same be not forbidden by the laws of the State of Maryland.

     The foregoing clauses shall be construed as powers as well as objects and purposes, and the matters expressed in each clause shall, except if otherwise expressly provided, be in no wise limited by reference to or inference from the terms of any other clause, but shall be regarded as independent objects, purposes and powers; and the enumeration of specific objects, purposes and powers shall not be construed to limit or restrict in any manner the meaning of general terms or the general powers of the corporation; nor shall the expression of one thing be deemed to exclude another not expressed, although it be of like nature.

     The corporation shall be authorized to exercise and enjoy all of the powers, rights and privileges granted to, or conferred upon, corporations of this character by the General Laws of the State of Maryland now or hereafter in force, and the enumeration of the foregoing powers shall not be deemed to exclude any powers, rights or privileges so granted or conferred.

     FOURTH: The total number of shares of stock which the corporation shall have authority to issue is one hundred million (100,000,000), all of which are to be of the par value of One Dollar ($1.00) per share and of one class.

     No holder of stock of the corporation shall be entitled as such, as a matter of right, to subscribe for or receive any part of any new or additional issue of stock of the corporation of any class, whether now or hereafter authorized and whether issued for money or for a consideration other than money or by way of dividend, or of any issue of securities convertible into stock.

     FIFTH: The number of directors of the corporation shall be twenty-one (21) which number may be increased or decreased from time to time pursuant to the by-laws of the corporation, but shall never be less than three (3). The names of the directors who shall act until the first annual meeting or until their successors are duly elected and qualify are: Henry R. Breck, Robert H. Buckles, John S. Bugas, Charles F. Fogarty, James W. Glanville, F. Warren Hellman, James
M. Hester, C. Charles Hetzel, George H. Heyman, Jr., Ian K. MacGregor, John M. Martin, Alexander N. McFarlane, Alvin W. Pearson, Peter G. Peterson, John W. Reavis, Adelaide M. Schlafly, William T. Seawell, Lewis P. Seiler, F. Ritter Shumway, Gerald H. Trautman and Frazar B. Wilde.


     SIXTH: The corporation is to have perpetual existence.

     SEVENTH: The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatsoever.

     EIGHTH: All corporate powers of the corporation shall be exercised by or under the authority of the Board of Directors except as otherwise provided by law. If the by-laws of the corporation so provide, the Board of Directors may, by resolution or resolutions, passed by a majority of the whole Board, designate one or more committees, each committee to consist of two or more of the directors of the corporation, which, to the extent provided in said resolution or resolutions or in the by-laws of the corporation, and except as otherwise provided by law, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation, and may have power to authorize the seal of the corporation to be affixed to all papers which may require it.

     The stockholders and the directors may hold their meetings and have an office or offices outside of the State of Maryland if the by-laws so provide.

     None of the directors need be a stockholder of the corporation or a resident of the State of Maryland.

     Subject to any limitations herein or that may be imposed by the stockholders, the Board of Directors may make by-laws and from time to time may alter, amend or repeal any by-laws, but any by-laws made by the Board of Directors or the stockholders may be altered, amended or repealed by the stockholders at any annual meeting or at any special meeting, provided that notice of such proposed alteration, amendment or repeal is included in the notice of such special meeting.

     The Board of Directors shall have power from time to time to fix the amount to be reserved by the corporation over and above its capital stock paid in and to fix and determine and to vary the amount of the working capital of the corporation, and to direct and determine the use and disposition of the working capital and of any surplus or net profits over and above the capital stock paid in.

     The Board of Directors of the corporation is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class or classes, whether now or hereafter authorized.

     The Board of Directors may from time to time establish, reestablish, amend, alter or repeal and may put into effect and carry out such a plan or plans as may from time to time be approved by it for the distribution among or sale to the officers and employees of the corporation, or any of them, in addition to their regular salaries or wages, of any moneys or other property of the corporation, or of any shares of stock of the corporation, of any class, in consideration for or in recognition of the services rendered by such officers and employees.

     The Board of Directors may from time to time create and issue whether or not in connection with the issue and sale of any shares of stock or other securities of the corporation, rights or options entitling the holders thereof to purchase from the corporation any shares of its capital stock of any class or classes, such rights or options to be evidenced by or in such instrument or instruments as shall be approved by the Board of Directors. The terms upon which, the time or times, which may be limited or unlimited in duration, at or within which, and the price or prices at which any such shares may be purchased from the corporation upon the exercise of any such rights or options shall be such as shall be fixed and stated in a resolution or resolutions adopted by the Board of Directors providing for the creation and issue of such rights or options, and, in every case, set forth or incorporated by reference in the instrument or instruments evidencing such rights or options.

     The Board of Directors from time to time shall determine whether and to what extent and at what times and places and under what conditions and regulations the accounts and books of the corporation, or any of them, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any account, book or document of the corporation except as conferred by statute or as authorized by resolution of the Board of Directors.

[The corporation may enter into contracts or transact business with one or more of its directors, or with any firm in which one or more of its directors are partners, or with any corporation or association in which any one of its directors is a stockholder, director or officer, and such contract or transaction shall not be invalidated or in any wise affected by the fact that such director or directors have or may have interests therein which are or might be adverse to the interests of the corporation, even though the vote of the director or directors having such adverse interest shall have been necessary to obligate the corporation upon such contract or transaction; and no director or directors having such adverse interest shall be liable to the corporation or to any stockholder or creditor thereof, or to any other person, for any loss incurred by it under or by reason of any such contract or transaction; nor shall any such director or directors be accountable for any gains or profits realized thereon: always provided, however, that such contract or transaction is fair and reasonable to the corporation.]

[Specifically, but without limiting the foregoing, the corporation may enter into a management agreement with Lehman Management Co., Inc. ('LEMCO') or to any affiliate of LEMCO ('any affiliate'), even though its Board of Directors may be composed in whole or in part of stockholders, officers, directors or employees of LEMCO or any affiliate, and officers of the corporation may be stockholders, officers, directors or employees of LEMCO or any affiliate, and despite the existence of that situation the corporation and LEMCO or any affiliate may deal freely with each other, and neither said management agreement nor any contract or transaction between the corporation and LEMCO or any affiliate shall be invalidated or in any wise affected thereby, nor shall any director or officer of the corporation, being at the same time a stockholder, officer, director or employee of LEMCO or any affiliate, be liable to the corporation or to any stockholder or creditor thereof, or to any other person, for any loss incurred by it under or by reason of any such contract or transaction, nor shall any such director or officer be accountable for any gains or profits realized thereon; provided always that such contract or transaction is fair and reasonable to the corporation. The management agreement may be for such a period or periods and subject to amendment or termination in such manner and with such consent as shall be provided in the management agreement. The term LEMCO shall include that corporation as at present constituted, or any firm, association or corporation successor to that corporation, or any firm, association or]

[corporation acquiring its business and substantially all of its assets. The term affiliate shall include at any time any natural person, firm, association or corporation directly or indirectly controlling, controlled by or under common control with LEMCO.]

[Nothing contained in this Article Eighth or in any management agreement entered into pursuant to this Article shall protect any director or officer of the corporation or any officer, director or employee of LEMCO or any affiliate against any liability to the corporation or its security holders to which he would otherwise be subject by reason of wilful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office or under such agreement.]

     Any contract, transaction or act of the corporation or of the Board of Directors which shall be ratified by the holders of a majority of the stock entitled to vote at any annual meeting or at any special meeting called for that purpose, shall be as valid and binding as though ratified by every stockholder of the corporation; provided, however, that any failure to submit any such contract, transaction or act to the stockholders for approval or ratification or any failure of the stockholders to approve or ratify such contract, transaction or act, when submitted, shall not be deemed in any way to invalidate the same or to deprive the corporation, its directors or officers of their right to proceed with such contract, transaction or action.

[The corporation is adopting its corporate title through permission of LEMCO, and if it shall enter into a management agreement with that corporation, as authorized herein, the corporation shall make appropriate covenants that upon the termination of such contract for any cause, it will, at the request of the corporation, eliminate all reference to 'Lehman' from its corporate name and will not thereafter transact business in a corporate name using the word 'Lehman' in any form or combination whatsoever, or otherwise use the word 'Lehman' or any other reference to said firm. Such covenants on the part of the corporation shall be binding upon it, its directors, officers, stockholders, creditors and all other persons claiming under or through it.]

     NINTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in these articles in the manner now or hereafter prescribed by statute, including any amendment which alters the contract rights, as expressly set forth in these Articles, of any outstanding stock; and all rights herein conferred upon the stockholders are granted subject to this reservation.


     TENTH: Notwithstanding any provision of law requiring a greater proportion than a majority of the votes of all classes or of any class of stock entitled to be cast, to take or authorize any action, the corporation may take or authorize such action upon the concurrence of a majority of the aggregate number of the votes entitled to be cast thereon; except that the vote of two-thirds of the outstanding shares of each such class of stock entitled to be cast shall be necessary to authorize any of the following actions: (i) a merger or consolidation of the corporation (in which the corporation is not the surviving corporation) with (a) an open-end investment company or (b) a closed-end investment company unless such closed-end investment company's Articles of Incorporation require a two-thirds or greater vote of each class of such company's stock entitled to be cast to approve the types of transactions covered by clauses (i) through (iv) of this exception to Article Tenth of these Articles; (ii) the dissolution of the corporation; (iii) the sale of all or substantially all of the assets of the corporation to any person (as such term is defined in the Investment Company Act of 1940); or (iv) any amendment to these Articles which makes any class of the corporation's stock a redeemable security (as such term is defined in the Investment Company Act of 1940) or reduces the two-thirds vote required to authorize the actions listed in this paragraph.

     ELEVENTH: The corporation shall indemnify (a) its directors and officers, whether serving the corporation or at its request any other entity, to the fullest extent required or permitted by the laws of the State of Maryland now or hereafter in force and the Investment Company Act of 1940, including the advance of expenses under the procedures required, and to the fullest extent permitted, by law and (b) other employees and agents to such extent as shall be authorized by the Board of Directors or provided by the Corporation's by-laws or by contract and permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such by-laws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of these Articles or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

     TWELFTH: To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for money damages, except to the extent such exemption from liability or limitation thereof is not permitted by the Investment Company Act of 1940. No amendment of these Articles or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal.


     [Dated the 28th of January, 1977.]

     [Amended effective the 29th day of April, 1992.]

                            ------------------------

     SECOND: These provisions hereinabove are all the provisions of the Charter of the Corporation currently in effect.

     THIRD: The amendment does not increase the authorized stock of the Corporation.

     FOURTH: The foregoing amendment and restatement to the Charter of the Corporation has been advised by the Board of Directors and approved by the stockholders of the Corporation.

     FIFTH: The current address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202. The name and address of the Corporation's current resident agent are The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202. The number of Directors of the Corporation is ten and the names of the Directors currently in office are Charles F. Barber, Andrew L. Breech, Thomas W. Brock, Carol L. Colman, William R. Dill, Michael S. Hyland, Clifford M. Kirtland, Jr., Robert W. Lawless, Louis P. Mattis and Thomas F. Schlafly.

     SIXTH: The foregoing amendment and restatement to the Charter of the Corporation will become effective at _________ on _____________, 1997.

     IN WITNESS WHEREOF, SALOMON BROTHERS FUND INC has caused these present to be signed in its name and on its behalf by its President and witnessed by its Secretary on _____________, 1997.


                                           SALOMON BROTHERS FUND INC

                                           By __________________________________

                                              Name:
                                              Title:

Witness:

_____________________________________
Secretary


By __________________________________
   Name:
   Title:


     THE UNDERSIGNED, President of SALOMON BROTHERS FUND INC, who executed on behalf of the Corporation the foregoing Articles of [Incorporation] Amendment and Restatement of which this certificate is made a part, hereby acknowledges [the same to be his act and further acknowledges that,] in the name and on behalf of the Corporation the foregoing Articles of Amendment and Restatement to be the corporate act of the Corporation and hereby certifies that to the best of his knowledge, information, and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


                                           By __________________________________
                                              Name:
                                              Title:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND FOR PROPOSALS 2, 3 AND 4.

1. The election of directors   FOR all nominees
                               listed below    /X/

                               WITHHOLD AUTHORITY to
                               vote for all nominees
                               listed below   /X/

                               *EXCEPTIONS /X/

Nominees: Charles F. Barber, Andrew L. Breech, Thomas W. Brock, Carol L. Colman, William R. Dill, Michael S. Hyland, Clifford M. Kirtland, Jr., Robert W. Lawless, Louis P. Mattis, Thomas F. Schlafly

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions ______________________________________________________

2. Approval of an Amendment to the Investment Management Agreement to increase the Base Fee.

                       FOR /X/  AGAINST /X/  ABSTAIN /X/

3. Approval of Amended and Restated Articles of Incorporation.

                       FOR /X/  AGAINST /X/  ABSTAIN /X/

4. The ratification of the selection of Price Waterhouse LLP as the independent accountants of the Fund for the year ending December 31, 1997.

                       FOR /X/  AGAINST /X/  ABSTAIN /X/

5. Any other business that may properly come before the meeting.

       I will attend the meeting.  /X/

       Change of Address and or
       Comments Mark Here          /X/


NOTE: Please sign exactly as your name appears on this Proxy. If joint owners, EITHER may sign this Proxy. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give your full title.

      Dated: ___________________________________________, 1997

      ________________________________________________________

      ________________________________________________________
        Signatures(s)                (Title(s), if applicable)

Please Mark, Sign, and Return this Proxy Promptly Using the Enclose Envelope.

Votes MUST be indicated
(x) in Black or Blue Ink.  /X/

                         THE SALOMON BROTHERS FUND INC

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Lawrence H. Kaplan, Alan M. Mendel,
Robert J. Leonard and Jennifer G. Muzzey, and each of them, attorneys and proxies for the undersigned, with full power of substitution and revocation to represent the undersigned and to vote on behalf of the undersigned all shares of Salomon Brothers Worldwide Income Fund Inc (the "Fund") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Fund to be held at Seven World Trade Center, New York, New York on April 29, 1997, and at any adjournment thereof. The undersigned hereby acknowledges receipt of the Notice of Meeting and accompanying Proxy Statement and hereby instructs said attorneys and proxies to vote said shares as indicated hereon. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting. A majority of the proxies present and acting at the Meeting in person or by substitute (or, if only one shall be so present, then that one) shall have and may exercise all of the power and authority of said proxies hereunder. The undersigned hereby revokes any proxy previously given.

This proxy, if properly executed, will be voted in the manner directed by the stockholder.

If no direction is made, this proxy will be voted for the election of the nominees as directors and for proposal 2, 3 and 4.

Please refer to the Proxy Statement for a discussion of the Proposals.

Please and Sign and Date on Reverse Side and mail in Accompanying Postpaid Envelope.


                                        THE SALOMON BROTHERS FUND INC
                                        P.O BOX 11193
                                        NEW YORK, N.Y. 10203-0193